Exhibit 99.1

X-Rite Reports Record Fourth Quarter and Year-End Revenues, with Significant Increase in Profitability

    GRANDVILLE, Mich.--(BUSINESS WIRE)--Feb. 3, 2005--X-Rite,
Incorporated (NASDAQ:XRIT), today announced its financial results for the fourth quarter and fiscal year-ended January 1, 2005.

    Fourth Quarter and Fiscal 2004 Highlights:

    -- Record fourth quarter and full-year sales revenues of $38.8 million and $126.2 million, respectively

    --  Tenth consecutive quarter of year-over-year sales growth

    --  Operating income doubled versus prior year fourth quarter

    --  20 new products launched during fiscal 2004

    -- Sales from new products increased to 36.7 percent of total revenue

    The Company reported revenue of $38.8 million for the fourth quarter of 2004 compared to $38.5 million in the fourth quarter last year, an increase of 0.6 percent. Gross margins were 63.1 percent compared to 65.2 percent over the same period last year. Operating income in the fourth quarter increased 100 percent to $7.9 million compared to $4.0 million in the prior year. Net income for the quarter was $15.3 million.
    For the fiscal year ended January 1, 2005, total revenue was $126.2 million, up 7.8 percent from the prior year. Gross margins were
64.4 percent versus 63.8 percent the previous year. Operating income for the fiscal year was $15.8 million, an 81.2 percent increase over 2003. Net income for the fiscal year-end 2004 was $12.4 million or 59 cents per diluted share versus net income of $5.5 million, or 27 cents per diluted share in 2003.
    "Despite a few challenges and a very large comparative fourth quarter in last year, we are very pleased to report record Company sales for our fourth quarter and fiscal year-end 2004," said Michael
C. Ferrara, Chief Executive Officer of X-Rite. "Our refocus and dedication to the color solutions market, continues to position the company for current and future success. To that regard, our core color business grew 10.1 percent in 2004, driven by significant investments in innovative color solutions and strong customer relationships. We also continued to excel in expanding our global reach last year, as revenues in our Asia Pacific business posted impressive revenue growth of over 30 percent in 2004. We believe we are well positioned to continue to leverage our leading market position for future growth."
    "Even with the record level of sales in the fourth quarter, our growth was negatively impacted by delays in shipping some of our new products," continued Ferrara. "These products shipped in December and have been well received by our customers. We expect to see the revenue impact from these new products in the second half of 2005 as our large customers integrate these new products into their programs."
    "Our gross margins improved in 2004 to 64.4 percent due to increased absorption and product mix changes," said Mary E. Chowning, X-Rite's Chief Financial Officer. "Our operating costs as a percentage of sales are also showing improvement as we focus on our cost structure and cost containment programs. We expect to continue this improvement in 2005."

    Founders Stock Repurchase Agreement Update

    In the fourth quarter, the Company terminated the Founders Stock Repurchase Agreements. "The termination of the Founders' Agreements will simplify our accounting and make our financial results easier to understand," continued Chowning. "We believe this decision was in line with the spirit of the recent regulatory changes as it will bring greater transparency to our financial results."
    As a result of the termination of the Founders' Agreements, the Company reversed charges of approximately $8.9 million related to the increase in the value of the agreements that has occurred since the adoption on July 1, 2003, of Statement of Financial Accounting Standards No. 150 (SFAS No 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Upon reversal of these charges, the remaining $34.2 million, representing the fair value of the Redemption Agreements as of the adoption of SFAS No 150, was reclassified to shareholders' equity.

    2005 Financial Outlook

    "As we begin 2005, we remain encouraged by improving economic conditions, continued strong customer demand for our new products and our strengthening leadership positions in the markets we serve," stated Ferrara. "The key for our organic growth in 2005 and beyond will be the increasing contribution of new products, as well as the continued identification of future customer solutions driven from our commitment to research and development."
    Ferrara continued, "In 2004, we successfully delivered on our promise to shareholders with the launch of 20 new and exciting products into the market. This was accomplished while still almost doubling our operating profitability and growing our core color business at double digit levels. In an effort to drive organic growth for years to come, we remain committed to investing 12 to 14 percent of sales in engineering and research and development. In terms of new products, we expect to launch 22 new products in 2005 and increase our percentage of sales contribution from new products to 38 percent. Given the initial success of our most recent product introductions, we expect to deliver double-digit revenue growth and higher levels of operating income in 2005."

    Conference Call

    The Company will conduct a live audio webcast discussing its fourth quarter and 2004 year-end results on Thursday, February 3, 2005 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this webcast, as well as all future webcasts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia, and the Americas markets serving customers in over 80 countries.

    Forward-Looking Statements/Use of Non-GAAP Financial Information

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission.
    In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this press release, X-Rite has provided certain information, which are considered non-GAAP financial measures. Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the Company's underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.


                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)


                            Q4        Q3       Q2       Q1       Q4
                           2004     2004     2004     2004     2003
                         --------- -------- -------- -------- --------

Net Sales                 $38,750  $27,137  $31,826  $28,528  $38,504
Gross Profit               24,436   17,651   21,094   18,157   25,100

Gross Profit Percent         63.1%    65.0%    66.3%    63.6%    65.2%

Selling and Marketing       9,430    7,669    8,397    8,045    9,039
General and
 Administrative             4,139    4,314    4,027    4,329    5,478
R&D and Engineering         2,942    4,285    3,866    4,077    3,972
Impairment of Coherix
 Assets                         -        -        -        -    2,642

Operating Income            7,925    1,383    4,804    1,706    3,969

Other Income (Expense)        147       63     (309)     (74)    (175)
Interest Expense            8,866      (60)  (3,638)  (4,853)    (742)
Write-Down of Other
 Investments                    -        -        -        -   (3,416)
Pre-tax Income (Loss)      16,938    1,386      857   (3,221)    (364)

Net Income (Loss)         $15,328   $1,543    $(680) $(3,767)  $2,207

Earnings (Loss) Per
 Share
    Basic                   $0.73    $0.07   $(0.03)  $(0.18)   $0.11
    Diluted                 $0.72    $0.07   $(0.03)  $(0.18)   $0.11

Average Shares
 Outstanding
    Basic                  20,882   20,815   20,745   20,640   20,548
    Diluted                21,230   21,174   20,745   20,640   20,739

Cash and Investments      $15,980  $12,770   $9,647   $9,108  $14,102
Accounts Receivable        27,998   18,311   20,961   18,696   22,815
Inventory                  14,892   17,557   16,467   16,352   16,014
Other Current Assets        3,366    4,031    4,125    4,214    3,182
Noncurrent Assets          72,057   70,939   70,369   68,852   63,570
                         --------- -------- -------- -------- --------
    Total Assets          134,293  123,608  121,569  117,222  119,683

Current Liabilities        17,445   14,743   14,607   13,573   18,214
Noncurrent Liabilities        384   43,488   43,514   39,625   34,857
                         --------- -------- -------- -------- --------
    Total Liabilities      17,829   58,231   58,121   53,198   53,071

    Shareholders' Equity $116,464  $65,377  $63,448  $64,024  $66,612

Capital Expenditures       $1,596   $1,650   $1,423   $1,629   $1,095
Depreciation and
 Amortization              $1,698   $1,658   $1,326   $1,354   $1,826


International Sales          43.8%    47.7%    50.2%    45.4%    43.5%



             Consolidated Financial Highlights, continued
                (Unaudited - in thousands except EPS)


                             Quarter Ended           Year Ended
                         --------------------- -----------------------
                         January 1, January 3, January 1,  January 3,
                           2005       2004        2005        2004
                         ---------- ---------- ----------- -----------


Net Sales                  $38,750    $38,504    $126,241    $117,144
Gross Profit                24,436     25,100      81,338      74,734

Gross Profit Percent          63.1%      65.2%       64.4%       63.8%

Selling and Marketing        9,430      9,039      33,541      31,519
General and
 Administrative              4,139      5,478      16,809      17,239
R&D and Engineering          2,942      3,972      15,170      14,605
Impairment of Coherix
 Assets                          -      2,642           -       2,642

Operating Income             7,925      3,969      15,818       8,729

Other Income (Expense)         147       (175)       (173)         40
Interest Credit (Expense)    8,866       (742)        315        (828)
Write-Down of Other
 Investments                     -     (3,416)          -      (3,662)

Pre-Tax Income (Loss)       16,938       (364)     15,960       4,279

Net Income                  15,328      2,207      12,424       5,481

Earnings Per Share
   Basic                     $0.73      $0.11       $0.60       $0.27
   Diluted                   $0.72      $0.11       $0.59       $0.27

Average Shares
 Outstanding
   Basic                    20,882     20,548      20,770      20,391
   Diluted                  21,230     20,739      21,109      20,613


    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com